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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG


                          ASM LITHOGRAPHY HOLDING N.V.,


                               ALMA HOLDING, INC.,


                               ALMA (MERGER), INC.

                                       AND


                           SILICON VALLEY GROUP, INC.


                           DATED AS OF OCTOBER 1, 2000

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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS; INTERPRETATION............................................................2

        Section 1.01  Certain Defined Terms......................................................2
        Section 1.02  Interpretation.............................................................7

ARTICLE II THE MERGER............................................................................8

        Section 2.01  The Merger; Closing........................................................8
        Section 2.02  Certificate of Incorporation and ByLaws of the Surviving Corporation.......8
        Section 2.03  Directors and Officers of the Surviving Corporation........................9
        Section 2.04  Tax and Accounting Consequences............................................9

ARTICLE III CONVERSION OF SHARES AND RELATED MATTERS.............................................9

        Section 3.01  Conversion of Capital Stock................................................9
        Section 3.02  Exchange of Shares........................................................10
        Section 3.03  Exchange of Certificates..................................................10
        Section 3.04  Company Stock Options and Stock Rights....................................14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................15

        Section 4.01  Due Organization, Good Standing and Corporate Power.......................15
        Section 4.02  Authorization and Validity of Agreement...................................16
        Section 4.03  Capitalization............................................................16
        Section 4.04  Consents and Approvals; No Violations.....................................17
        Section 4.05  Company Reports and Financial Statements..................................18
        Section 4.06  Information to Be Supplied................................................19
        Section 4.07  Absence of Certain Changes................................................19
        Section 4.08  Litigation................................................................19
        Section 4.09  Title to Properties; Encumbrances.........................................20
        Section 4.10  Compliance with Laws......................................................20
        Section 4.11  Company Employee Benefit Plans............................................20
        Section 4.12  Employment Relations and Agreement........................................22
        Section 4.13  Taxes.....................................................................22
        Section 4.14  Intellectual Property.....................................................24
        Section 4.15  Material Contracts........................................................25
        Section 4.16  Environmental Matters.....................................................25
        Section 4.17  State Takeover Statutes...................................................27
        Section 4.18  Broker's or Finder's Fee..................................................27
        Section 4.19  Voting Requirements; Board Approval.......................................27
        Section 4.20  The Company Rights Agreement..............................................28
        Section 4.21  Opinion of Financial Advisor..............................................28
        Section 4.22  Pooling-of-Interests; Reorganization......................................28
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ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PARENT COMPANIES................................28

        Section 5.01  Due Organization, Good Standing and Corporate Power.......................28
        Section 5.02  Authorization and Validity of Agreement...................................29
        Section 5.03  Capitalization............................................................29
        Section 5.04  Consents and Approvals; No Violations.....................................30
        Section 5.05  Parent Reports and Financial Statements...................................31
        Section 5.06  Information to Be Supplied................................................31
        Section 5.07  Absence of Certain Changes................................................32
        Section 5.08  Broker's or Finder's Fee..................................................32
        Section 5.09  Ownership of Capital Stock................................................32
        Section 5.10  Pooling-of-Interests; Reorganization......................................32
        Section 5.11  Litigation................................................................32
        Section 5.12  Intellectual Property.....................................................32
        Section 5.13  Compliance with Laws......................................................33

ARTICLE VI COVENANTS............................................................................33

        Section 6.01  Conduct of the Business...................................................33
        Section 6.02  Access to Information Concerning Properties and Records...................36
        Section 6.03  Confidentiality...........................................................37
        Section 6.04  Company Stockholder Meeting; Preparation of Proxy Statement...............37
        Section 6.05  No Solicitation...........................................................38
        Section 6.06  Notification of Certain Matters...........................................40
        Section 6.07  Reasonable Best Efforts...................................................41
        Section 6.08  Consents..................................................................41
        Section 6.09  Antitrust Filings.........................................................41
        Section 6.10  Indemnification; Directors' and Officers' Insurance.......................42
        Section 6.11  Public Announcements......................................................43
        Section 6.12  NASDAQ....................................................................43
        Section 6.13  Rule 145/Pooling Affiliate Letters........................................43
        Section 6.14  Employee Benefits.........................................................43
        Section 6.15  Takeover Statute..........................................................44
        Section 6.16  Pooling-of-Interests; Tax Treatment.......................................44
        Section 6.17  Letters of Accountants....................................................45
        Section 6.18  Series 1 Preferred Stock..................................................45
        Section 6.19  Employment Agreements.....................................................45
        Section 6.20  U.S. Operations...........................................................45

ARTICLE VII CONDITIONS TO THE MERGER............................................................46

        Section 7.01  Conditions to Each Party's Obligations to Effect the Merger...............46
        Section 7.02  Conditions to Obligation of the Company to Effect the Merger..............46
        Section 7.03  Conditions to Obligation of the Parent Companies to Effect the Merger.....47
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ARTICLE VIII TERMINATION AND ABANDONMENT........................................................48

        Section 8.01  Termination...............................................................48
        Section 8.02  Effect of Termination.....................................................49
        Section 8.03  Payment of Certain Fees...................................................49

ARTICLE IX MISCELLANEOUS........................................................................50

        Section 9.01  Representations and Warranties............................................50
        Section 9.02  Extension; Waiver.........................................................50
        Section 9.03  Notices...................................................................51
        Section 9.04  Entire Agreement..........................................................52
        Section 9.05  Binding Effect; Benefit; Assignment.......................................52
        Section 9.06  Amendment and Modification................................................52
        Section 9.07  Headings..................................................................52
        Section 9.08  Enforcement...............................................................52
        Section 9.09  Expenses..................................................................52
        Section 9.10  Counterparts; Effectiveness...............................................53
        Section 9.11  Applicable Law............................................................53
        Section 9.12  Severability..............................................................53
        Section 9.13  Waiver of Jury Trial......................................................53
        Section 9.14  No Strict Construction....................................................53
        Section 9.15  Forum Selection; Consent to Jurisdiction..................................53
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                                    EXHIBITS

        Exhibit A Restated Certificate of Incorporation of the Company Exhibit B Company Rule 145/Pooling Affiliate Letter
        Exhibit C Parent Rule 145/Pooling Affiliate Letter
        Exhibit D Parent Officer's Certificate
        Exhibit E Company Officer's Certificate



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                          AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of October 1, 2000 (the "Agreement"), is made by and among ASM Lithography Holding N.V., a Netherlands public company (naamloze vennootschap) ("Parent"), ALMA Holding, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("HoldCo"), ALMA (Merger), Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo ("Merger Sub"), and Silicon Valley Group, Inc., a Delaware corporation (the "Company").

        WHEREAS, the Supervisory Board, the Board of Management and the Priority Shareholder (Stichting Prioriteitsaandelen ASM Lithography Holding N.V.) of Parent and the Boards of Directors of the Company, HoldCo and Merger Sub each have determined that it is advisable and in the best interests of each corporation and their respective stockholders to consummate the transactions contemplated by this Agreement pursuant to which HoldCo will acquire the Company, and accordingly have agreed to effect the acquisition through the merger of Merger Sub with and into the Company (the "Merger"), with the Company as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, by resolutions duly adopted, the Supervisory Board, the Board of Management and the Priority Shareholder (Stichting Prioriteitsaandelen ASM Lithography Holding N.V.) of Parent and the Boards of Directors of the Company, HoldCo and Merger Sub have approved this Agreement and the transactions contemplated hereby;

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests business combination.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties agree as follows:



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                                    ARTICLE I

                           DEFINITIONS; INTERPRETATION

        Section 1.01 Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

        "Acquisition Agreement" shall have the meaning set forth in Section 6.05(b).

        "AEX" means Amsterdam Exchanges N.V., the company operating the AEX-Stock Exchange or any successor thereof.

        "AEX Documents" shall have the meaning set forth in Section 6.04(c).

        "AEX-Stock Exchange" means the Official Market of the stock exchange of AEX.

        "Affiliate" of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

        "Agreement" shall have the meaning set forth in the preamble hereto.

        "Antitrust Law" shall mean all antitrust or competition Laws of the United States or any other Governmental Authority (including the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, and the Federal Trade Commission Act, as amended and any comparable premerger notification Laws, rules, regulations or forms required by any merger notification or control Laws, rules or regulations of any applicable foreign jurisdiction, including the Netherlands), all applicable European antitrust Laws, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

        "Business Day" means a day other than a Saturday, a Sunday or a day on which banks in New York, New York are permitted or required to close.

        "Certificate" shall have the meaning set forth in Section 3.01(c).

        "Certificate of Designations" shall have the meaning set forth in
Section 6.18.

        "Certificate of Merger" shall have the meaning set forth in Section 2.01(a).

        "Cleanup" shall have the meaning set forth in Section 4.16(b)(i).



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        "Closing" shall have the meaning set forth in Section 2.01(b)

        "Closing Date" shall have the meaning set forth in Section 2.01(b).

        "Code" shall have the meaning set forth in the recitals hereto.

        "Company" shall have the meaning set forth in the preamble hereto.

        "Company Common Stock" shall mean the Company's common stock, par value $0.01 per share, including the associated rights (the "rights") to purchase the Series A Participating Preferred Stock of the Company issued pursuant to the Rights Agreement.

        "Company Disclosure Schedule" shall have the meaning set forth in
Article IV.

        "Company Employee Benefit Plans" shall have the meaning set forth in
Section 4.11(a).

        "Company Intellectual Property" shall have the meaning set forth in
Section 4.14(a).

        "Company Material Adverse Effect" shall mean any effect that is materially adverse to (i) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or
(ii) the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any effect that results from (a) this Agreement or any actions taken in compliance with this Agreement, the transactions contemplated hereby or the pendency or announcement thereof, (b) changes or conditions generally affecting the industries in which the Company operates, (c) changes in general economic, regulatory or political conditions, (d) changes in the trading price of the Company Common Stock, (e) the Company's failure to meet internal or industry analyst expectations or (f) stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement, constitute a Company Material Adverse Effect.

        "Company Material Contracts" shall have the meaning set forth in Section 4.15.

        "Company Multiemployer Plan" shall have the meaning set forth in Section 4.11(b).

        "Company Preferred Stock" shall have the meaning set forth in Section 4.03(a).

        "Company Property" shall have the meaning set forth in Section
4.16(b)(i).

        "Company SEC Reports" shall have the meaning set forth in Section
4.05(a).

        "Company Series 1 Preferred Stock" shall have the meaning set forth in
Section 4.03(a).

        "Company Stock Option" shall have the meaning set forth in Section 3.04(a).

        "Company Stock Option Plans" shall have the meaning set forth in Section 4.03(a).



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        "Company Stockholder Approval" shall mean the adoption by not less than a majority of all outstanding shares of Company Common Stock of this Agreement at the Company Stockholder Meeting.

        "Company Stockholder Meeting" shall have the meaning set forth in
Section 6.04(a).

        "Confidentiality Agreements" shall have the meaning set forth in Section 6.03.

        "Contract" shall mean any note, bond, mortgage, indenture, other evidence of indebtedness, guarantee, license, franchise, warranty, contract or other agreement that is legally binding on the applicable party.

        "CSFB" shall have the meaning set forth in Section 4.18.

        "D&O Insurance" shall have the meaning set forth in Section 6.10(c).

        "DGCL" shall have the meaning set forth in Section 2.01(a).

        "Effective Time" shall have the meaning set forth in Section 2.01(a).

        "Environmental Claim" shall have the meaning set forth in Section 4.16(b)(iii).

        "Environmental Laws" shall have the meaning set forth in Section 4.16(b)(iv).

        "ERISA" shall have the meaning set forth in Section 4.11(a).

        "ERISA Affiliate" shall have the meaning set forth in Section 4.11(a).

        "ESPP" shall have the meaning set forth in Section 3.04(b).

        "EUR" shall mean the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Communities, as amended by the Treaty on European Union and by the Treaty of Amsterdam.

        "Excess Shares" shall have the meaning set forth in Section 3.03(e)(ii).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" shall have the meaning set forth in Section 3.02.

        "Exchange Fund" shall have the meaning set forth in Section 3.03(a).

        "Exchange Ratio" shall have the meaning set forth in Section 3.01(c).

        "Exon-Florio" shall have the meaning set forth in Section 4.04.

        "Expenses" shall have the meaning set forth in Section 3.03(e)(iii).



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        "GAAP" shall mean generally accepted accounting principles of the United
States of America, as in effect from time to time.

        "Governmental Authority" shall mean any governmental or regulatory authority, court, administrative agency or commission or other governmental entity, authority or other instrumentality of the United States, any foreign country (including, for avoidance of doubt, AEX and the Netherlands Merger Committee) or any domestic or foreign state, county, city or other political subdivision.

        "Hazardous Materials" shall have the meaning set forth in Section 4.16(b)(v).

        "HoldCo" shall have the meaning set forth in the preamble hereto.

        "HoldCo Common Stock" shall mean HoldCo's common stock, par value $0.01 per share.

        "HoldCo Promissory Notes" shall have the meaning set forth in Section 3.01(e).

        "HSR Act" shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

        "Indemnified Parties" shall have the meaning set forth in Section
6.10(a).

        "Issuance Obligation" shall have the meaning set forth in Section
4.03(a).

        "Law" shall mean any constitution, law, statute, treaty, rule, regulation, ordinance, binding case law or principle of common law, notice, approval, order or decree of any Governmental Authority, and any contract with any Governmental Authority relating to compliance with any of the foregoing.

        "Liens" shall have the meaning set forth in Section 4.04.

        "Merger" shall have the meaning set forth in the recitals hereto.

        "Merger Consideration" shall have the meaning set forth in Section 3.01(c).

        "Merger Sub" shall have the meaning set forth in the preamble hereto.

        "Merger Sub Common Stock" shall mean Merger Sub's common stock, par value $0.01 per share.

        "NASDAQ" shall have the meaning set forth in Section 3.03(e)(ii).

        "Organizational Documents" shall mean the articles of association, certificate of incorporation, the code of regulations, bylaws, limited liability company agreement, partnership agreement or other organizational documents of the Person, each as may be amended and restated from time to time.



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        "Parent" shall have the meaning set forth in the preamble hereto.

        "Parent Companies" shall have the meaning set forth in Article IV.

        "Parent Disclosure Schedule" shall have the meaning set forth in Article V.

        "Parent Intellectual Property" shall have the meaning set forth in
Section 5.12(a).

        "Parent Material Adverse Effect" shall mean any effect that is materially adverse to (i) the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) the business, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that in no event shall any effect that results from (a) this Agreement or any actions taken in compliance with this Agreement, the transactions contemplated hereby or the pendency or announcement thereof, (b) changes or conditions generally affecting the industries in which Parent operates, (c) changes in general economic, regulatory or political conditions, (d) changes in the trading price of the Parent Ordinary Shares, (e) Parent's failure to meet internal or industry analyst expectations or (f) stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement, constitute a Parent Material Adverse Effect.

        "Parent Ordinary Shares" shall mean Parent's ordinary shares with a par value of EUR 0.02 per share.

        "Parent Preferred Shares" shall have the meaning set forth in Section 5.03(a).

        "Parent Priority Shares" shall have the meaning set forth in Section 5.03(a).

        "Parent SEC Reports" shall have the meaning set forth in Section
5.05(a).

        "Parent Stock Option Plans" shall have the meaning set forth in Section 5.03(a).

        "Permits" shall have the meaning set forth in Section 4.10(b).

        "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company, a group and a government or other department or agency thereof.

        "Preference Share Option" shall have the meaning set forth in Section 5.03(a).

        "Proxy Statement" shall have the meaning set forth in Section 4.06.

        "Recommendation" shall have the meaning set forth in Section 4.02.

        "Registration Statement" shall have the meaning set forth in Section
4.06.

        "Release" shall have the meaning set forth in Section 4.16(b)(vi).



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        "Returns" shall have the meaning set forth in Section 4.13(a).

        "Rights" shall mean the rights to purchase Series A Participating Preferred Stock of the Company issued pursuant to the Rights Agreement.

        "Rights Agreement" shall have the meaning set forth in Section 4.03(a).

        "Rule 145/Pooling Affiliates" shall have the meaning set forth in
Section 6.13.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Shares" shall have the meaning set forth in Section 3.01(c)

        "Shares Trust" shall have the meaning set forth in Section 3.03(e)(iii).

        "Subsidiary" with respect to a Person shall mean (x) any partnership of which such Person or any of its Subsidiaries is a general partner or (y) any other entity in which such Person or any of its Subsidiaries owns or has the power to vote more than 50% of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

        "Superior Proposal" shall have the meaning set forth in Section 6.05(a).

        "Surviving Corporation" shall have the meaning set forth in Section 2.01(a).

        "Takeover Proposal" shall have the meaning set forth in Section 6.05(a).

        "Taxes" shall have the meaning set forth in Section 4.13(a).

        "Termination Fee" shall have the meaning set forth in Section 8.03(a).

        "Third Party Acquisition Event" shall have the meaning set forth in
Section 8.03(b)

        "Trading Day" shall mean any day on which securities are traded on the NASDAQ.

        "Triggering Event" shall have the meaning set forth in Section 8.01.

        "Voting Debt" shall have the meaning set forth in Section 4.03(a).

        Section 1.02 Interpretation. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Annexes, Schedules, Exhibits and parties shall be deemed to be references to Articles and Sections of, Annexes, Schedules, Exhibits and parties to, this Agreement unless the context shall otherwise require. The words "include," "includes" and "including" shall be deemed to be followed by the



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phrase "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

                                   ARTICLE II

                                   THE MERGER

        Section 2.01 The Merger; Closing.

                (a) Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time and the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the Laws of the State of Delaware (the "Surviving Corporation"). Subject to the provisions of this Agreement, the Company and Merger Sub shall file a certificate of merger (the "Certificate of Merger") in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger (or at such later time reflected in such Certificate of Merger as shall be agreed to by Parent and the Company). The date and time when the Merger shall become effective is referred to herein as the "Effective Time."

                (b) The closing of the Merger (the "Closing") shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036, as soon as practicable, but in any event within three (3) Business Days after the last of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VII is satisfied or waived or at such other time and date as the parties shall agree in writing. Such date is referred to herein as the "Closing Date."

                (c) From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.

        Section 2.02 Certificate of Incorporation and By-Laws of the Surviving Corporation. At the Effective Time, the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth in Exhibit A. The Restated Certificate of Incorporation of the Company, as so amended and restated at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law. The By-Laws of Merger Sub, in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable Law.



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        Section 2.03 Directors and Officers of the Surviving Corporation. At the
Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

        Section 2.04 Tax and Accounting Consequences.

                (a) It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.3682(g) and 1.3683(a) of the United States Income Tax Regulations.

                (b) It is intended by the parties that the Merger shall qualify for accounting treatment as a pooling of interests business combination.

                                   ARTICLE III

                    CONVERSION OF SHARES AND RELATED MATTERS

        Section 3.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of Shares, Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries:

                (a) Cancellation of Treasury Stock and Stock Owned by Parent or any of its Subsidiaries. All shares of Company Common Stock owned by the Company as treasury stock and all shares of Company Common Stock owned by any of the Company's Subsidiaries, Parent or any of its Subsidiaries immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                (b) Capital Stock of Merger Sub. Each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

                (c) Conversion of Shares. Except as provided in clause (a) of this Section 3.01, each share of Company Common Stock outstanding immediately prior to the Effective Time (the "Shares") shall be converted into the right to receive such number of fully paid and nonassessable Parent Ordinary Shares as is equal to the Exchange Ratio (the "Merger Consideration"). For purposes of this Agreement, "Exchange Ratio" shall mean 1.286. At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional Parent Ordinary Shares and any dividend or distribution pursuant to Section 3.03(c), in each case, without interest.

                (d) Certain Adjustments. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of a stock split, stock combination, stock dividend, recapitalization, redenomination of share capital or other similar transaction, the Exchange Ratio and other items dependent thereon shall be appropriately adjusted.

                (e) Issuance of Parent Ordinary Shares and HoldCo Promissory Notes. In consideration for the issuance by Parent of the Parent Ordinary Shares to be issued in the Merger pursuant to Section 3.01(c), HoldCo shall issue one or more promissory notes to Parent in the form and amounts to be mutually agreed upon by Parent and HoldCo (the "HoldCo Promissory Notes"). The amount required to be contributed by HoldCo to pay up the Parent Ordinary Shares (stortings-plicht) shall be the aggregate nominal value; any excess contributed shall be accepted by Parent as nonmandatory share premium (niet-bedongen agio). In consideration for the other steps referred to in this Section 3.01 (including the issuance of the HoldCo Promissory Notes by HoldCo), Parent shall deposit with the Exchange Agent, pursuant to Section 3.02, the Parent Ordinary Shares to be issued in the Merger for the benefit of the holders of Company Common Stock entitled thereto pursuant to Section 3.01(c) for the purposes of giving effect to the conversion and exchange referred to in this Article III.

        Section 3.02 Exchange of Shares. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company as exchange agent (the "Exchange Agent") for the purposes of exchanging the Certificates for the Merger Consideration and cash in lieu of fractional Parent Ordinary Shares. As promptly as practicable, and in any event within five Business Days, after the Effective Time, Parent shall send, or shall cause to be sent, to each holder of record of Shares as of the Effective Time, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other customary provisions as the Surviving Corporation or Parent may reasonably specify) providing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration and cash in lieu of fractional Parent Ordinary Shares.

        Section 3.03 Exchange of Certificates.

                (a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent (i) for the benefit of the holders of Shares, the aggregate number of Parent Ordinary Shares to be issued pursuant to Section 3.01(c) and (ii) an amount of cash sufficient to permit the Exchange Agent to make the necessary payments of cash in lieu of fractional Parent Ordinary Shares in accordance with Section 3.03(e)(such cash and Parent Ordinary Shares, together with any dividends or distributions with respect thereto being hereinafter referred to as the "Exchange Fund"), to be held for the benefit of and distributed to the Company's stockholders in accordance with this Section. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis in reasonably prudent investments. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

                (b) Exchange Procedures. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the letter of transmittal referred to in Section 3.02 duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate or certificates representing the Merger Consideration into which the Shares represented by such Certificate have been converted in accordance with Section 3.01(c), (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to the Parent Ordinary Shares constituting such Merger Consideration, and (iii) the cash amount payable in lieu of fractional Parent Ordinary Shares in accordance with Section 3.03(e), in each case, which such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate or certificates representing the Merger Consideration into which such Shares have been converted in accordance with Section 3.01(c), plus the cash amount payable in lieu of fractional Parent Ordinary Shares in accordance with Section 3.03(e), may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid by the stockholder. Until surrendered as contemplated by this Section 3.03(b) and subject to Section 3.03(c), each Certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration into which the number of Shares shown thereon has been converted in accordance with Section 3.01(c), plus the cash amount payable in lieu of fractional Parent Ordinary Shares in accordance with Section 3.03(e). Notwithstanding the foregoing, certificates representing Shares surrendered for exchange by any Person constituting a "Rule 145/Pooling Affiliate" of the Company for purposes of Section 6.13 shall not be exchanged until Parent has received the letter required by Section 6.13 from such Rule 145/Pooling Affiliate.

                (c) Distributions With Respect To Unexchanged Shares. No dividends or other distributions declared, made or paid after the Effective Time with respect to Parent Ordinary Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Ordinary Shares represented thereby and no cash payment in lieu of fractional Parent Ordinary Shares shall be paid to any such holder pursuant to Section 3.03(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing Parent Ordinary Shares, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such Parent Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Parent Ordinary Shares.

Dividends or other distributions with a record date on or after the Effective Time, but prior to surrender of Certificates by holders thereof payable in respect of Parent Ordinary Shares held by the Exchange Agent, shall be held in trust for the benefit of such holders of Certificates.

                (d) No Further Ownership Rights In Company Common Stock. All Parent Ordinary Shares issued and all cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 3.03(e) ) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the Shares represented thereby. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers thereon of the Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

                (e) No Fractional Shares.

                    (i) No certificate or scrip representing fractional Parent Ordinary Shares shall be issued in the Merger upon the surrender for exchange of Certificates, no dividend or distribution of Parent will relate to such fractional Parent Ordinary Shares, and such fractional Parent Ordinary Shares shall not entitle the owner thereof to vote or to any rights of a holder of Parent Ordinary Shares.

                    (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (a) the number of whole Parent Ordinary Shares delivered to the Exchange Agent by Parent pursuant to
Section 3.03(a) over (b) the aggregate number of whole shares of Parent Ordinary Shares to be distributed to former holders of Shares pursuant to Section 3.03(b)(such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent shall, on behalf of the former holders of Shares, sell the Excess Shares at then prevailing prices on the NASDAQ Stock Market's National Market ("NASDAQ"), all in the manner provided in Section 3.03(e)(iii).

                    (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NASDAQ in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing Shares, the Exchange Agent shall hold such proceeds in trust for such holders (the "Shares Trust"). All commissions, transfer Taxes and other outofpocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares, shall be paid from the Shares Trust (the "Expenses"). The Exchange Agent shall determine the portion of the Shares Trust to which each former holder of Shares is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Shares Trust (less the aggregate amount of the Expenses) by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Shares is entitled (after taking into account all Shares held at the

Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Shares are entitled.

                    (iv) Notwithstanding the provisions of Section 3.03(e)(ii) and (iii), Parent may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments herein above contemplated, to pay each former holder of Shares an amount in cash equal to the product obtained by multiplying (A) the average of the last reported sales prices of Parent Ordinary Shares, as reported on NASDAQ, on each of the five Trading Days ending on the third Trading Day immediately preceding the Closing Date by (B) the fractional Parent Ordinary Share to which such holder would otherwise be entitled.

                (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the Company's stockholders for one (1) year after the Effective Time shall be delivered to or as directed by Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article III shall thereafter look only to Parent (subject to abandoned property, escheat and other similar Laws) as a general creditor for payment of their claim for the Merger Consideration, any cash in lieu of fractional Parent Ordinary Shares and any dividends or distributions with respect to Parent Ordinary Shares. Neither Parent nor the Surviving Corporation shall be liable to any holder of any Certificate for Parent Ordinary Shares (or dividends or distributions with respect thereto), or cash payable in respect of fractional Parent Ordinary Shares, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any securities or cash amounts remaining unclaimed by holders of Certificates five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

                (g) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration into which the Shares formerly represented thereby have been converted, any cash in lieu of fractional Parent Ordinary Shares, and unpaid dividends and distributions in respect of or on Parent Ordinary Shares deliverable in respect thereof, pursuant to this Agreement.

                (h) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Parent Ordinary Shares (and any dividends or distributions thereon) and cash in lieu of fractional Parent Ordinary Shares otherwise payable hereunder to any holder of Certificates in respect of the Shares formerly represented thereby such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable provision of federal, state or local income Tax Law. To the extent that the Surviving Corporation or Parent so withholds those amounts, such withheld amounts shall be treated for all purposes of this

Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

        Section 3.04 Company Stock Options and Stock Rights.

                (a) At the Effective Time and subject to the terms and conditions of any of the agreements or plans set forth in Section 3.04(a) of the Company Disclosure Schedule and except as set forth in Section 3.04(b), each outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option") under the Company Stock Option Plans, whether or not exercisable, shall be assumed or substituted in a manner consistent with applicable Laws by Parent. Each Company Stock Option so assumed or substituted in a manner consistent with the applicable Laws by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time (including any repurchase rights), except that (i) each Company Stock Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole Parent Ordinary Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of Parent Ordinary Shares and (ii) the per share exercise price for the Parent Ordinary Shares issuable upon exercise of such assumed Company Stock Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

                (b) The Company shall take all actions necessary, including, if appropriate, amending the terms of the Company's 1996 Employee Stock Purchase Plan (the "ESPP") (i) to cause the rights of participants in the ESPP with respect to any offering period underway as of the Effective Time pursuant to the ESPP to be determined by treating the last Business Day prior to the Effective Time as the last day of such offering period and to prevent any offering period from commencing or occurring after the termination of such offering period, (ii) to make such other prorata adjustments as may be necessary to reflect the reduced offering period but otherwise treating such offering period as a fully effective and completed offering period for all purposes of the ESPP, and (iii) to cause the ESPP and all rights of participants therein and any other employees of the Company and all obligations of the Company thereunder (except for ordinary and necessary administrative obligations) to be terminated at or prior to the Effective Time.

                (c) The Company Stock Options assumed or substituted by Parent pursuant to Section 3.04(a) shall qualify, to the extent permitted by applicable Laws, following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent such Company Stock Options qualified as incentive stock options immediately prior to the Effective Time.

                (d) Parent shall reserve a sufficient number of Parent Ordinary Shares for issuance under this Section 3.04.

                (e) Parent agrees to file a registration statement on Form S-8 (or any successor form) for the Parent Ordinary Shares issuable with respect to assumed Company Stock Options as promptly as practicable after the Closing Date, but in no event later than 15 days thereafter, and shall use its best efforts to maintain such registration statement on Form S-8 (or any successor form), including the current status of any related prospectus or prospectuses, for so long as any Company Stock Options remain outstanding.

                (f) Parent and the Company shall take all such steps as may be required to cause the transactions contemplated by this Section 3.04 and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Company or (ii) at the Effective Time, shall become a director or officer of Parent, to be exempt under Rule 16b3 promulgated under the Exchange Act, such steps to be taken in accordance with the No Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent, HoldCo and Merger Sub (the "Parent Companies") as follows except as (i) set forth with respect to a specifically identified representation and warranty in the disclosure schedule heretofore delivered to the Parent Companies by the Company (the "Company Disclosure Schedule"), provided that to the extent such disclosure contains sufficient information to qualify any other representation and warranty, such disclosure also shall be deemed to qualify such other representation and warranty; or (ii) disclosed in the Company SEC Reports filed prior to the date of this Agreement to the extent that it is reasonably apparent that such disclosure should qualify a specific representation and warranty.

        Section 4.01 Due Organization, Good Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing or its equivalent, if any (with respect to jurisdictions which recognize the concept of good standing), under the Laws of the jurisdiction of its organization and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed and in good standing or its equivalent, if any (with respect to jurisdictions which recognize the concept of good standing) to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The respective Organizational Documents of the Company and each of its Subsidiaries do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries. Section 4.01 of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company, including, for each Subsidiary of the Company, the jurisdiction of incorporation or organization, capitalization, the number of issued and outstanding shares of capital stock (or other equity) and the owner(s) of all such issued and outstanding shares of capital stock (or other equity).

        Section 4.02 Authorization and Validity of Agreement. The Board of Directors of the Company has, on or prior to the date of this Agreement, (a) declared the Merger advisable and in the best interest of the Company and its stockholders and approved this Agreement in accordance with applicable Law, (b) resolved to recommend the adoption of this Agreement by the Company's stockholders (the "Recommendation") and (c) directed that this Agreement be submitted to the Company's stockholders for adoption. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, with respect to the Merger, to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and unanimously approved by the Board of Directors of the Company and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than, with respect to the Merger, the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and each constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 4.03 Capitalization.

                (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"), of which 15,000 shares have been designated as Series 1 Convertible Preferred Stock (the "Company Series 1 Preferred Stock") and 50,000 shares were designated as Series A Participating Preferred Stock. At the close of business on August 31, 2000:
(i) 34,077,272 shares of Company Common Stock were issued and outstanding, (ii) options to purchase 5,229,462 shares of Company Common Stock were outstanding under the Company's stock option and stock benefit plans and arrangements ("Company Stock Option Plans"), (iii) no shares of Company Preferred Stock were issued and outstanding, except for 15,000 shares of Company Series 1 Preferred Stock, and (iv) 0 shares of Company Common Stock were held by the Company in its treasury. Since August 31, 2000, the Company has not issued any shares of capital stock of the Company other than upon exercise of options granted prior to August 31, 2000 under the Company Stock Option Plans or pursuant to the ESPP, and has not granted any stock options other than in the ordinary course of business to new employees of the Company. As of the date hereof, the aggregate number of Company Common Stock issuable upon conversion of the issued and outstanding shares of Company Series 1 Preferred Stock is 1,111,111. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except for the rights ("Rights") issued pursuant to the Rights Agreement, dated as of September 25, 1996, between the Company and ChaseMellon Shareholder Services, L.L.C., as rights agent, as amended (the "Rights Agreement"), the options granted under the Company Stock Option Plans and the Series 1 Preferred Shares, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to shares of capital stock or other equity interests of the Company or any of its Subsidiaries, pursuant to which the Company or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries (each, an "Issuance Obligation"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding securities of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities the holders of which have the right to vote) with the Company's stockholders on any matter ("Voting Debt"). There are no restrictions of any kind which prevent or restrict the payment of dividends by the Company or any of its Subsidiaries and there are no limitations or restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

                (b) All of the issued and outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable. No Subsidiary of the Company has outstanding Voting Debt and no Subsidiary of the Company is bound by, obligated under, or party to an Issuance Obligation with respect to any security of the Company or any security of any Subsidiary of the Company and there are no obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of the Company's Subsidiaries or any capital stock of, or other ownership interests in, any of the Company's Subsidiaries.

                (c) Except for the Company's interest in its Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity.

        Section 4.04 Consents and Approvals; No Violations. The execution and delivery by the Company of this Agreement does not, and the consummation by the Company of the transactions contemplated hereby will not, result in any violation of, default or event of default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any security interest, lien, claim, pledge, option, right of first refusal, agreement, charge or other encumbrance of any nature or any other limitation or restriction (collectively, "Liens") upon any of the properties or assets of the Company or any of its Subsidiaries under: (a) assuming, in the case of the Merger, that the Company Stockholder Approval is obtained, any provision of the Organizational Documents of the Company or any of its Subsidiaries, (b) any Company Employee Benefit Plan, (c) any Contract applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (d) assuming that the filings, registrations, authorizations, consents and approvals described in clauses (i), (ii), (iii), (iv) and (v) of this Section 4.04 are made or obtained, any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (b), (c) and (d), any such Liens, violations, defaults or rights that could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. No filing or registration with, or authorization, consent or approval of, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, or the consummation of the transactions contemplated hereby, except: (i) prior notification, authorization and reporting requirements of other applicable Antitrust Laws,
(ii) in compliance with the provisions of the Exchange Act, (iii) for the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other countries or states in which the Company or any of its Subsidiaries is qualified to do business, (iv) the Company Stockholder Approval of the Merger,
(v) the filing with the United States Committee on Foreign Investments pursuant to the Exon-Florio Amendment to the Defense Protection Act of 1988 ("Exon-Florio") and (vi) for such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of (i) its Organizational Documents or (ii) any applicable Law, except, in the case of clause (ii), for any violations that could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There is no existing default, event of default or event that, but for the giving of notice or lapse of time or both, would constitute a default or event of default under any Contract which could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

        Section 4.05 Company Reports and Financial Statements.

                (a) Since September 30, 1998, the Company and, to the extent applicable, its Subsidiaries have filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities Laws and the SEC rules and regulations thereunder, and all forms, reports, schedules, registration statements and other documents filed with the SEC by the Company (the "Company SEC Reports") and, to the extent applicable, its Subsidiaries have complied in all material respects with all applicable requirements of the federal securities Laws and the SEC rules and regulations promulgated thereunder, as of the date of such filing, or, if amended prior to the date of this Agreement, as of the date of the last such amendment. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements of the Company included in the Company SEC Reports were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, stockholders' equity, comprehensive income (loss) and cash flows for the periods then ended, except that the unaudited consolidated interim financial statements were or are subject to normal and recurring adjustments which were not or are not expected to be material to the Company.

                (b) Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), in each case, that is required by GAAP to be set forth on a consolidated balance sheet of the Company or related financial statement footnotes, except for (i) liabilities and obligations under this Agreement or incurred in connection with the transactions contemplated hereby and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2000 which could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

        Section 4.06 Information to Be Supplied. None of the information supplied or to be supplied by the Company for inclusion in (i) the Registration Statement on Form F-4 to be filed with the SEC under the Securities Act for the purpose of registering the Parent Ordinary Shares to be issued in connection with the Merger (the "Registration Statement") or (ii) the proxy statement/prospectus to be distributed in connection with the Company Stockholder Meeting (the "Proxy Statement") will, in the case of the Registration Statement, at the time it becomes effective or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the initial mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, as of its effective date, will comply (with respect to information relating to the Company) as to form in all material respects with the requirements of the Securities Act, and as of the date of its initial mailing and as of the date of the Company Stockholder Meeting, the Proxy Statement will comply (with respect to information relating to the Company) as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to any statement in the foregoing documents based upon information supplied by the Parent Companies for inclusion therein.

        Section 4.07 Absence of Certain Changes. Since June 30, 2000, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course consistent with past practice (other than with respect to the transactions contemplated by this Agreement), (b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action or omitted to take any action, which act or omission, if taken after the date of this Agreement, would result in a breach or violation of Section 6.01.

        Section 4.08 Litigation. There is no investigation, action, suit or proceeding pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the

Company or its Subsidiaries, at law or in equity, or before or by any Governmental Authority which could reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

        Section 4.09 Title to Properties; Encumbrances. Each of the Company and its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, except where the failure to have such good, valid and marketable title could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; in each case, subject to no Liens, except for (a) Liens reflected in the consolidated balance sheet as of June 30, 2000, (b) Liens consisting of zoning or planning restrictions, easements, Permits and other restrictions or limitations on the use of real property or irregularities in title thereto or any monetary Liens thereon which do not materially detract from the value of, or impair the use of, such property by the Company or any of its Subsidiaries in the operation of its respective business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and
(d) Liens which could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except as could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with the terms of all leases of tangible properties to which they are a party and under which they are in occupancy, and all such leases are in full force and effect.

        Section 4.10 Compliance with Laws.

                (a) The businesses of the Company and its Subsidiaries are not being conducted in violation of any applicable Law, except for violations which could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

                (b) The Company and its Subsidiaries hold, to the extent legally required, all permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Authorities (the "Permits") that are required for the operation of the respective businesses of the Company and/or its Subsidiaries as now conducted, except where the failure to hold any such Permit could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

        Section 4.11 Company Employee Benefit Plans.

                (a) Section 4.11(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation or ownership plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (other than a statutorily mandated non-U.S. based benefit program) (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profitsharing, stock bonus or other "pension" plan, fund or program (other than a statutorily mandated non U.S. based benefit program) (within the meaning of Section 3(2) of ERISA); each employment, retention, consulting, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that, together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or director or former employee or director (or any of their respective beneficiaries), of the Company or any Company Subsidiary (the "Company Employee Benefit Plans").

                (b) (i) Each Company Employee Benefit Plan is in compliance in all material respects with all applicable Laws (including ERISA and the Code) and has been administered and operated materially in accordance with its terms;
(ii) each Company Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to such effect or has a remaining period of time to apply for such a letter and, to the best knowledge of the Company, no material event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination; (iii) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due); (iv) no Company Employee Benefit Plan has, to the knowledge of the Company, engaged in a prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) which is not otherwise an exempt prohibited transaction; (v) the actuarial present value of the accumulated plan benefits (whether or not vested) under each Company Employee Benefit Plan covered by Title IV of ERISA, or which otherwise is a pension plan (as defined in Section 3(2) of ERISA) or provides for actuarially determined benefits (other than any Company Employee Benefit Plan which is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) (a "Company Multiemployer Plan")), as of the close of its most recent plan year did not exceed the market value of the assets allocable thereto; (vi) no Company Employee Benefit Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such plan; (vii) no Company Employee Benefit Plan (other than any Company Multiemployer Plan) subject to Section 412 of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or
Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA; (viii) as of the date of this Agreement, neither the Company nor any of its Affiliates has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA with respect to any Company Multiemployer Plan, and the aggregate liabilities of the Company and its Affiliates to all Company Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each Company Multiemployer

Plan ended prior to the date hereof, could not reasonably be expected to have a Company Material Adverse Effect; (ix) the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Company Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will result in any "excess parachute payment," as such term is defined in Section 280G of the Code, or will result in any severance, bonus, retirement, job security or similar type benefit, or increase any benefits or accelerate the payment or vesting of any benefits to any employee or former employee or director of the Company or its Affiliates, or require the immediate funding or financing of any compensation or benefits; (x) no liability, claim, action, litigation, audit (other than the pending audit by the Department of Labor on the Company's 401(k) plan), examination, investigation or administrative proceeding has been made, commenced or, to the best knowledge of the Company, threatened with respect to any Company Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course) which could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; (xi) except as required to maintain the tax qualified status of any Company Employee Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Company Employee Benefit Plan; and
(xii) there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Company Employee Benefit Plan which would increase materially the expense of maintaining such Company Employee Benefit Plan above the level of such expense incurred for the most recently ended fiscal year.

                (c) The Company has delivered or made available to Parent true and complete copies of each Company Employee Benefit Plan and any related trust agreement, and, to the extent applicable with respect thereto, (i) the current summary plan description; (ii) the most recent annual report on Internal Revenue Service Form 5500, including any attachments thereto; (iii) the most recent financial report; (iv) the most recent actuarial valuation report; and (v) the most recent determination letter received from the Internal Revenue Service.

        Section 4.12 Employment Relations and Agreement. Except as could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and at all times has been, in compliance with all federal, state or other applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board;
(iii) during the last three years there has not been any labor strike, dispute, slowdown or stoppage or, to the Company's knowledge, threatened against or involving the Company or any of its Subsidiaries; (iv) no representation question exists respecting the employees of the Company or any of its Subsidiaries; (v) no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; and (vi) no collective bargaining agreement has existed, exists or is currently being negotiated by the Company or any of its Subsidiaries.

        Section 4.13 Taxes.

                (a) Each of the Company and its Subsidiaries has timely filed or caused to be timely filed with the appropriate Taxing authorities all income and all other material returns, statements, forms and reports for Taxes (as hereinafter defined) ("Returns") that are required by Governmental Authorities to be filed by, or with respect to, the Company and its Subsidiaries on or prior to the Closing Date. The Returns as filed were correct and complete in all material respects. "Taxes" shall mean all taxes, charges, duties, fees, levies or other like governmental and public charges and assessments, including all Federal, and all material state, local, foreign and other income, franchise, profits, capital gains, capital stock, value added, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, premiums, social security withholding and other taxes or other like assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), and all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

                (b) All material Taxes and Tax liabilities of the Company and its Subsidiaries that have become due and/or payable have been timely paid or fully provided for as a liability on the financial statements of the Company and its Subsidiaries in accordance with GAAP.

                (c) Neither the Company nor any of its Subsidiaries has been since September 30, 1997 or is the subject of an audit, other examination, matter in controversy, proposed adjustment, refund litigation or other proceeding with respect to Taxes by the Tax authorities of any nation, state or locality which could reasonably be expected to result in a material Tax liability, nor has the Company or any of its Subsidiaries received any notices from any Tax authority relating to any issue which could reasonably be expected to result in a material Tax liability.

                (d) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been paid or adequately reserved for in accordance with GAAP.

                (e) There are no liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries except for statutory liens for current Taxes not yet due.

                (f) No power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes.

                (g) Neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return (other than Returns which include only the Company and any of its Subsidiaries) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality with respect to material Taxes.

                (h) All material Taxes which the Company or any of its Subsidiaries is (or was) required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and/or payable.

                (i) There are no Tax sharing, allocation, indemnification or similar agreements (in writing) in effect as between the Company, any of its Subsidiaries, or any predecessor or Affiliate of any of them and any other party under which the Company (or any of its Subsidiaries) could be liable for any material Taxes of any party other than the Company or any of its Subsidiaries.

                (j) Neither the Company nor any of its Subsidiaries has, as of the Closing Date, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of United States Federal income Taxes of the Company or any of its Subsidiaries.

                (k) No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

        Section 4.14 Intellectual Property.

                (a) Except as could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

                    (i) To the knowledge of the Company, the Company or one of its Subsidiaries owns, or possesses a valid license to use, the rights to all patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor, Internet domain names, net lists, schematics, inventories, technology, trade secrets, source codes, know-how, computer software programs or applications, including all object and source codes and tangible or intangible proprietary information or material that are used in the business of the Company and any of its Subsidiaries as currently conducted (the "Company Intellectual Property"). To the knowledge of the Company, neither the Company nor any of its Subsidiaries is, or as a result of the execution, delivery or performance of the Company's obligations hereunder will be, in violation of, or lose any rights pursuant to, any Company Intellectual Property.

                    (ii) No claims with respect to the Company Intellectual Property have been asserted in writing or, to the knowledge of the Company, are threatened by any Person nor does the Company or any of its Subsidiaries know of any valid grounds for any bona fide claims against the use by the Company or any of its Subsidiaries of any Company Intellectual Property, or challenging the ownership, validity, enforceability or effectiveness of any of the Company Intellectual Property. All granted and issued patents and all registered trademarks and service marks and all copyrights held by the Company or any of its Subsidiaries are valid, enforceable and subsisting. To the Company's knowledge, there has not been and there is not any unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third Person, including any employee or former employee.

                    (iii) No owned Company Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or settlement agreement restricting in any manner the licensing or use thereof by the Company or any of its Subsidiaries.

                (b) Neither the Company nor any of its Subsidiaries has granted any Person an exclusive license to any Company Intellectual Property.

        Section 4.15 Material Contracts. Neither the Company nor any of its Subsidiaries is a party to or bound by any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 4.15 being referred to herein as "Company Material Contracts"). Each Company Material Contract is valid and binding on the Company and is in full force and effect, and the Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them to date under each Company Material Contract. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, nor does there exist, any violation, default or event of default under any Company Material Contract, except for such violations or defaults as could not reasonably be expected to, in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries or Affiliates is a party to or bound by any noncompetition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the Company or any such Subsidiary or Affiliate is entitled to conduct all or any material portion of the business of the Company and its Subsidiaries, taken as a whole. The Company has provided Parent with a copy of all material Contracts between the Company and any of its Subsidiaries, on the one hand, and Intel Corporation and any of its Subsidiaries, on the other hand.

        Section 4.16 Environmental Matters.

                (a) Representations and Warranties.

                    (i) Except as specifically disclosed in the reports from the Phase I environmental review conducted by the Parent, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, except where failure to be in compliance could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have not received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, alleging that the Company or its Subsidiaries are not in such compliance, and there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future. The Company will provide a list of all material Permits and other material authorizations of Governmental Authorities currently held by the Company or its Subsidiaries pursuant to applicable Environmental Laws within ten
(10) days of the date of this Agreement.

                    (ii) Except as specifically disclosed in the reports from the Phase I environmental review conducted by the Parent, there is no Environmental Claim pending or threatened against the Company or its Subsidiaries or, to the best knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or its Subsidiaries have or may have retained or assumed either contractually or by operation of law.

                    (iii) Except as specifically disclosed in the reports from the Phase I environmental review conducted by the Parent, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous

Material which could form the basis of any Environmental Claim against the Company or its Subsidiaries, or to the best knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or its Subsidiaries have retained or assumed either contractually or by operation of law which could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

                    (iv) Except as specifically disclosed in the reports from the Phase I environmental review conducted by the Parent, there is no Cleanup of Hazardous Materials being conducted or planned at any property currently or formerly owned or operated by the Company or its Subsidiaries.

                    (v) The Company has delivered or otherwise made available for inspection to the Parent all Phase I and Phase II studies and all material analyses or tests possessed by the Company or its Subsidiaries pertaining to Hazardous Materials in, on, beneath or adjacent to any Company Property, or regarding the Company's and its Subsidiaries' compliance with applicable Environmental Laws.

                    (vi) The Company Property does not contain any underground storage tanks or, to the knowledge of the Company, any: (1) exposed friable asbestos; (2) equipment using PCBs; (3) underground injection wells; or (4) septic tanks in which process wastewater or any Hazardous Substances have been disposed.

                (b) Definitions.

                    (i) "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform preremedial studies and investigations or postremedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

                    (ii) "Company Property" means any real property and improvements currently or formerly owned, leased or operated by the Company or any of its Subsidiaries.

                    (iii) "Environmental Claim" means any written claim, action, cause of action, investigation or notice by any person or entity alleging potential liability of the Company or its Subsidiaries (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (1) the presence, or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or its Subsidiaries or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws of the Company or its Subsidiaries.

                    (iv) "Environmental Laws" means all Laws relating to pollution or protection of human health or the environment, including, without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

                    (v) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                    (vi) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

        Section 4.17 State Takeover Statutes. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and such approval is sufficient to render inapplicable to the Merger, this Agreement and the other transactions contemplated hereby the provisions of Section 203 of the DGCL. To the knowledge of the Company, except for Section 203 of the DGCL (which has been rendered inapplicable), no other anti-takeover Law or antitakeover provision in the Company's or any of its Subsidiaries' Organizational Documents is applicable to this Agreement or the transactions contemplated hereby.

        Section 4.18 Broker's or Finder's Fee. Except for the fees of Credit Suisse First Boston Corporation ("CSFB") (a true and correct copy of the engagement letter with respect thereto has been previously delivered to Parent by the Company), no agent, broker, Person or firm acting on behalf of the Company is, or shall be, entitled to any fee, commission or broker's or finder's fees from any of the parties, or from any Person controlling, controlled by, or under common control with any of the parties, in connection with this Agreement or any of the transactions contemplated hereby.

        Section 4.19 Voting Requirements; Board Approval.

                (a) To the extent required by the relevant provisions of the DGCL, the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement, and to approve the Merger and the transactions contemplated hereby.

                (b) The Board of Directors of the Company has, as of the date of this Agreement, (i) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger.

        Section 4.20 The Company Rights Agreement. The Company, including its Board of Directors, has irrevocably taken all actions necessary to (i) render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, and (ii) ensure that (x) neither Parent nor any Affiliate or Subsidiary thereof is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, (y) a Distribution Date, a Triggering Event, a Section 13 Event or a Share Acquisition Date (as such terms are defined in the Rights Agreement) does not occur by reason of the approval, execution or delivery of this Agreement or the consummation of the Merger or any other transaction contemplated by this Agreement and (z) the Rights Agreement is terminated immediately prior to the Effective Time.

        Section 4.21 Opinion of Financial Advisor. The Company has received the opinion of CSFB to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the holders of Shares from a financial point of view, and a copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

        Section 4.22 Pooling-of-Interests; Reorganization. To the knowledge of the Company, neither the Company nor any of its directors, officers, Affiliates, Subsidiaries, employees, agents, representatives or stockholders has taken any action or failed to take any action which would jeopardize (i) the treatment of the Merger as a pooling-of-interests business combination for accounting purposes or (ii) the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF THE PARENT COMPANIES

        The Parent Companies represent and warrant to the Company as follows except as (i) set forth with respect to a specifically identified representation and warranty in the disclosure schedule heretofore delivered to the Company by the Parent Companies (the "Parent Disclosure Schedule"), provided that to the extent such disclosure contains sufficient information to qualify any other representation and warranty, such disclosure shall also be deemed to qualify such other representation and warranty; or (ii) disclosed in the Parent SEC Reports filed prior to the date of this Agreement to the extent that it is reasonably apparent that such disclosure should qualify a specific representation and warranty:

        Section 5.01 Due Organization, Good Standing and Corporate Power.

                (a) Each of the Parent Companies is a corporation duly organized, validly existing and in good standing or its equivalent, if any (with respect to jurisdictions which recognize the concept of good standing), under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

                (b) Each of HoldCo and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has undertaken no business or activities other than in connection with establishment of HoldCo and Merger Sub, entering into this Agreement and consummating the transactions contemplated hereby, including, with respect to HoldCo, the agreement to issue the HoldCo Promissory Notes. HoldCo has no Subsidiaries other than Merger Sub. Merger Sub has no Subsidiaries.

        Section 5.02 Authorization and Validity of Agreement. Each of the Parent Companies has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of the Parent Companies, and the consummation of the transactions contemplated hereby, have been duly authorized and unanimously approved by the Supervisory Board, the Board of Management and the Priority Shareholder (Stichting Prioriteitsaandelen ASM Lithography Holding N.V.) of Parent, by the Boards of Directors of HoldCo and Merger Sub and by HoldCo as the sole stockholder of Merger Sub, and no other corporate action on the part of the Parent Companies is necessary to authorize the execution, delivery and performance of this Agreement by the Parent Companies and the consummation of the transactions contemplated hereby. Except as otherwise provided herein, no vote of the holders of any class or series of Parent's capital stock is necessary to approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Parent Companies and is a valid and binding obligation of each of the Parent Companies, enforceable against each of the Parent Companies in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 5.03 Capitalization.

                (a) The authorized capital stock of Parent consists of 900,000,000 Parent Ordinary Shares, 900,000,000 cumulative preferred shares with a par value of EUR 0.02 (the "Parent Preferred Shares") and 23,100 Priority Shares with a par value of EUR 0.02 (the "Parent Priority Shares"). At the close of business on August 31, 2000: (i) 418,848,000 Parent Ordinary Shares were issued and outstanding, (ii) 10,536,000 Parent Ordinary Shares were reserved for issuance under Parent's stock option and stock benefit plans and arrangements ("Parent Stock Option Plans"), (iii) 13,808,000 Parent Ordinary Shares were issuable upon conversion of Parent's 2.5% Convertible Subordinated Bonds due 2005, (iv) 13,960,000 Parent Ordinary Shares were issuable upon conversion of Parent's 4.25% Convertible Subordinated Notes due 2004, (v) up to 900,000,000 Parent Preferred Shares are available for issuance upon the exercise of an option granted to the preference share foundation (Stichting Preferente Aandelen
ASML) (the "Preference Share Option") to acquire a number of Parent Preferred Shares equal to the number of Parent Ordinary Shares outstanding at the time of the exercise of the Preference Share Option, (vi) no Parent Preferred Shares were issued and outstanding, (vii) 23,100 Parent Priority Shares were issued and outstanding, and (viii) 3,372 Parent Ordinary Shares were held by Parent in its treasury. Since August 31, 2000, Parent has not issued any shares of capital stock of Parent other than the issuance of Parent Ordinary Shares upon (i) the exercise of options under the Parent Stock Option Plans and (ii) the conversion of Parent's 2.5% Convertible Subordinated Bonds due 2005 and 4.25% Convertible Subordinated Notes due 2004. All issued and outstanding shares of capital stock of Parent are, and all Parent Ordinary Shares to be issued hereunder shall be, upon issuance, duly authorized, validly issued, fully paid and nonassessable. Except for the Preference Share Option, the rights provided for by the Parent Priority Shares, the options granted under the Parent Stock Option Plans, and the conversion rights associated with Parent's 2.5% Convertible Subordinated Bonds due 2005 and Parent's Convertible Subordinated Notes due 2004, (a) Parent is not bound by, obligated under, or party to an Issuance Obligation with respect to any security of Parent and (b) there is no outstanding Voting Debt of Parent. There are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any outstanding securities of Parent. There are no restrictions of any kind which prevent or restrict the payment of dividends by Parent on the Parent Ordinary Shares and there are no limitations or restrictions on the right to vote, sell or otherwise dispose of Parent Ordinary Shares.

                (b) The authorized capital stock of HoldCo consists of 100 shares of HoldCo Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all Liens. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by HoldCo free and clear of all Liens.

        Section 5.04 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Parent Companies does not, and the consummation by the Parent Companies of the transactions contemplated hereby will not, result in any violation of, or default (with or without notice or lapse of time or both) under: (a) any provision of any of the Organizational Documents of the Parent Companies, or (b) assuming that the filings, registrations, authorizations, consents and approvals described in clauses (i),
(ii), (iii) and (iv) of this Section 5.04 are made or obtained, any Law applicable to the Parent Companies or any of their respective properties or assets, other than, in the case of clause (b), any such violations or defaults that could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. No filing or registration with, or authorization, consent or approval of, any Governmental Authority is required by or with respect to the Parent Companies in connection with the execution and delivery of this Agreement by the Parent Companies or the consummation of the transactions contemplated hereby, except: (i) in connection, or in compliance, with the provisions of any applicable Antitrust Laws, (ii) in compliance with the provisions of the Securities Act and Exchange Act, the securities Laws of the Netherlands and the rules and regulations of the NASDAQ, (iii) for the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other countries or states in which each of the Parent Companies is qualified to do business, (iv) for the filing with the United States Committee on Foreign Investments pursuant to Exon-Florio and (v) for such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. None of the Parent Companies is in violation of (i) its Organizational Documents or (ii) any applicable Law, except, in the case of clause (ii), for any violations that could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. There is no existing default, event of default or event that, but for the giving of notice or lapse of time or both, would constitute a default or event of default under any Contract which could reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

        Section 5.05 Parent Reports and Financial Statements.

                (a) Since December 31, 1998, Parent and, to the extent applicable, Parent and its Subsidiaries have filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities Laws and the SEC rules and regulations thereunder, and all forms, reports, schedules, registration statements and other documents filed with the SEC by Parent (the "Parent SEC Reports") and, to the extent applicable, its Subsidiaries have complied in all material respects with all applicable requirements of the federal securities Laws and the SEC rules and regulations thereunder, as of the date of such filing, or, if amended prior to the date of this Agreement, as of the date of the last such amendment. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements of Parent included in the Parent SEC Reports were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, stockholders' equity, comprehensive income (loss) and cash flows for the periods then ended, except that the unaudited consolidated interim financial statements were, or are, subject to normal and recurring adjustments which were not or are not expected to be material to Parent.

                (b) Except as disclosed in the Parent SEC Reports, neither Parent nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), in each case, that is required by GAAP to be set forth on a consolidated balance sheet of Parent or related financial statement footnotes), except for (i) liabilities and obligations under this Agreement or incurred in connection with the transactions contemplated hereby, and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2000 which could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

        Section 5.06 Information to Be Supplied. None of the information supplied or to be supplied by Parent or the Purchaser for inclusion in (i) the Registration Statement or (ii) the Proxy Statement will, in the case of the Registration Statement, at the time it becomes effective or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the initial mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, as of its effective date, will comply (with respect to information relating to the Parent Companies) as to form in all material respects with the requirements of the Securities Act, and as of the date of its initial mailing and as of the date of the Company Stockholder Meeting, the Proxy Statement will comply (with respect to information relating to the Parent Companies) as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Parent Companies make no representation with respect to any statement in the foregoing documents based upon information supplied by the Company for inclusion therein.

        Section 5.07 Absence of Certain Changes. Except as disclosed in the Parent SEC Reports, since June 30, 2000, (a) the businesses of Parent and its Subsidiaries have been conducted in the ordinary course consistent with past practice and (b) there has not occurred any event, occurrence, development or state of circumstances or facts that has had, or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.08 Broker's or Finder's Fee. Except for Merrill Lynch & Co., no agent, broker, Person or firm acting on behalf of the Parent Companies is, or shall be, entitled to any fee, commission or broker's or finder's fees from any of the parties, or from any Person controlling, controlled by, or under common control with any of the parties, in connection with this Agreement or any of the transactions contemplated hereby.

        Section 5.09 Ownership of Capital Stock. Except as contemplated by this Agreement, neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any capital stock of the Company or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any capital stock of the Company, other than as contemplated by this Agreement.

        Section 5.10 Pooling-of-Interests; Reorganization. To the knowledge of Parent, neither Parent nor any of its directors, officers, Affiliates, Subsidiaries, employees, agents, representatives or stockholders has taken any action or failed to take any action which would jeopardize (i) the treatment of the Merger as a pooling-of-interests business combination for accounting purposes or (ii) the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

        Section 5.11 Litigation. There is no investigation, action, suit or proceeding pending against Parent or its Subsidiaries or, to the knowledge of Parent, threatened against Parent or its Subsidiaries, at law or in equity, or before or by any Governmental Authority which could reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

        Section 5.12 Intellectual Property. Except as could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse
Effect:

                (a) Neither Parent nor any of its Subsidiaries will be, as a result of the execution, delivery or performance of Parent's obligations hereunder, in violation of, or lose any rights pursuant to, any patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor, Internet domain names, net lists, schematics, inventories, technology, trade secrets, source codes, know-how, computer software programs or applications, including all object and source codes and tangible or intangible proprietary information or material that are used in the business of Parent and any of its Subsidiaries as currently conducted (the "Parent Intellectual Property").

                (b) No claims with respect to the Parent Intellectual Property have been asserted in writing challenging the ownership, validity, enforceability or effectiveness of any of the Parent Intellectual Property.

        Section 5.13 Compliance with Laws.

                (a) The businesses of Parent and its Subsidiaries are not being conducted in violation of any applicable Law, except for violations which could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

                (b) Parent and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the respective businesses of Parent and/or its Subsidiaries as now conducted, except where the failure to hold any such Permit could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

                                   ARTICLE VI

                                    COVENANTS

        Section 6.01 Conduct of the Business.

                (a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.01 and except (x) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld), (y) as may be expressly permitted pursuant to this Agreement or (z) as set forth in Section 6.01 of the Company Disclosure Schedule, the Company:

                    (i) shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course of business in substantially the same manner as heretofore conducted;

                    (ii) shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organization and goodwill, keep available the services of its current officers and other key employees and preserve its relationships with those persons having business dealings with the Company and its Subsidiaries;

                    (iii) shall notify Parent of any emergency or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties, and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority, if such emergency, change, complaint, investigation or hearing could reasonably be expected to have a Company Material Adverse Effect;

                    (iv) shall not, and shall not permit any of its Subsidiaries to, authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests;

                    (v) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or other equity interests or issue or authorize or propose the issuance of any other securities or other equity interests in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests other than the issuance of capital stock pursuant to options, warrants and convertible securities outstanding as of the date of this Agreement or permitted pursuant to Section 6.01(viii);

                    (vi) shall not, and shall not permit any of its Subsidiaries to, enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or officers, or enter into, adopt or amend any other Company Employee Benefit Plan (other than to address non-material issues or make changes that do not have, individually or in the aggregate, a financial impact on the Company Employee Benefit Plans);

                    (vii) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger);

                    (viii) shall not, and shall not permit any of its Subsidiaries to, propose or adopt any amendment to its Organizational Documents;

                    (ix) shall not, and shall not permit any of its Subsidiaries to, issue or authorize the issuance of, or agree to issue or sell any shares of their capital stock of any class, or any other equity interests (in each case, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise); provided that the Company shall be permitted to (i) grant options, at an exercise price equal to the fair market value of the Company Common Stock as of the date of such grant, to purchase up to an aggregate of 300,000 shares of Company Common Stock per quarter pursuant to the Company's option plans currently in effect, provided that in no event shall the Company be permitted to grant options to purchase in excess of an aggregate of 20,000 shares of Company Common Stock to any single Person under any of the foregoing plans, taken as a whole and (ii) issue shares of Company Common Stock pursuant to the terms of the ESPP;

                    (x) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock or any other equity interests; provided that the Company shall be permitted to (i) grant options at an exercise price equal to the fair market value of the Company Common Stock as of the date of such grant to purchase up to an aggregate of 300,000 shares of Company Common Stock per quarter pursuant to the Company's option plans currently in effect, provided that in no event shall the Company be permitted to grant options to purchase in excess of an aggregate of 20,000 shares of Company Common Stock to any single Person under any of the foregoing plans, taken as a whole and (ii) issue shares of Company Common Stock pursuant to the terms of the ESPP;

                    (xi) shall not, and shall not permit any of its Subsidiaries to, purchase, redeem or otherwise acquire any shares of its capital stock, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof or the net exercise of options or warrants currently outstanding or permitted hereunder;

                    (xii) shall not, and shall not permit any of its Subsidiaries to, incur, assume or prepay any indebtedness or any other material liabilities, other than in the ordinary course of business consistent with past practice;

                    (xiii) shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other person, or (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than indebtedness, issuances of debt securities, guarantees, loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice;

                    (xiv) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

                    (xv) shall not, and shall not permit any of its Subsidiaries to, (a) make or change any material Tax election or settle or compromise any material Tax liability other than in the ordinary course of business consistent with past practices or (b) change its fiscal year;

                    (xvi) except as described in the Company SEC Reports, or as required by a Governmental Authority, shall not change its methods of accounting (including making any material write-off or reduction in the carrying value of any assets) in effect at June 30, 2000, other than as required by changes in GAAP as agreed by the Company's independent auditors;

                    (xvii) except as contemplated by this Agreement, shall not amend or modify the Rights Agreement;

                    (xviii) shall not, and shall not permit any of its Subsidiaries to, terminate, amend or otherwise modify any Contract between the Company and any of its Subsidiaries, on the one hand, and Intel Corporation and its Subsidiaries, on the other hand;

                    (xix) shall not, and shall not permit any of its Subsidiaries to, enter into, amend or otherwise modify any existing supply Contract or other Contract that obligates the Company or any Subsidiary to make aggregate payments, or incur aggregate liabilities or other obligations, in excess of $10,000,000; and

                    (xx) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would (x) make any representation or warranty in Article V untrue or incorrect or (y) result in any of the conditions to the Merger set forth in Article VII not being satisfied.

                (b) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.01 and except (x) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld), (y) as may be expressly permitted pursuant to this Agreement or (z) as set forth in Section 6.02 of the Parent Disclosure Schedule, Parent:

                    (i) shall not authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests; and

                    (ii) shall not agree, in writing or otherwise, to take any action which would result in any of the conditions to the Merger set forth in
Article VII not being satisfied.

        Section 6.02 Access to Information Concerning Properties and Records.

                (a) During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 8.01, the Company shall, and shall cause its Subsidiaries to, upon reasonable notice, afford Parent, and its respective counsel, accountants, consultants and other authorized representatives, access during normal business hours full and complete access to its and its Subsidiaries' employees, properties, books and records (including Tax Returns) in order to make such investigations as they desire of the Company's and its Subsidiaries' affairs; such investigation shall not, however, affect the representations and warranties made by the Company in this Agreement. The Company shall furnish promptly to Parent (x) a copy of each form, report, schedule, statement, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of federal, state or foreign securities Laws and (y) all other information concerning its or its Subsidiaries' business, properties and personnel as Parent may reasonably request.

                (b) During the period commencing on the date hereof and ending on the earlier of (i) the Effective Time and (ii) the date on which this Agreement is terminated pursuant to Section 8.01, Parent shall, and shall cause its Subsidiaries to, upon reasonable notice, afford the Company, and its respective counsel, accountants, consultants and other authorized representatives, access during normal business hours full and complete access to its and its Subsidiaries' employees, properties, books and records (including Tax Returns) in order to make such investigations as they desire of Parent's and its Subsidiaries' affairs; such investigation shall not, however, affect the representations and warranties made by Parent in this Agreement.

        Section 6.03 Confidentiality. The parties acknowledge that Company and Parent have previously executed Confidentiality Agreements, dated September 24, 1999 and August 10, 2000 (the "Confidentiality Agreements"), and that the Confidentiality Agreements shall continue in full force and effect in accordance with their terms.

        Section 6.04 Company Stockholder Meeting; Preparation of Proxy
Statement.

                (a) Company Stockholder Meeting. The Company, acting through its Board of Directors, shall, in accordance with applicable Law, promptly call, convene and hold a meeting of the Company's stockholders (the "Company Stockholder Meeting") as soon as practicable after the date upon which the Registration Statement becomes effective for the purpose of acting on this Agreement and the Merger, and the Company agrees that this Agreement and the Merger shall be submitted to a vote of the Company's stockholders at such meeting. Once the Company Stockholder Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholder Meeting (other than for the absence of a quorum) without the consent of Parent. The Company shall take all action necessary to solicit from its stockholders proxies, and shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable Law and the Company's Organizational Documents to obtain the Company Stockholder Approval. Subject to the Company's right, pursuant to Section 6.05, to withdraw or modify the Recommendation prior to the Company Stockholder Approval, (i) the Company's Board of Directors shall include, or permit Parent to include, in the Proxy Statement and the Registration Statement a copy of the Recommendation, and (ii) neither the Company's Board of Directors nor any committee thereof shall amend, modify or withdraw the Recommendation in a manner adverse to Parent or take any action or make any statement inconsistent with the Recommendation. Notwithstanding the foregoing, the Board of Directors of the Company shall submit this Agreement and the Merger to the Company's stockholders for their adoption, whether or not the Board of Directors of the Company determines in accordance with Section 6.05 not to make the Recommendation.

                (b) Preparation of Registration Statement and Proxy Statement. As soon as practicable after the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC and any other non-U.S. entity, including AEX and the Netherlands Merger Committee, the Registration Statement, in which the Proxy Statement will be included as Parent's prospectus and any other filings required under any Laws or rules relating to the Merger and the transactions contemplated by this Agreement. Each of the Company and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company shall mail the Proxy Statement to its stockholders as promptly as practicable following the date on which it is cleared by the SEC and the Registration Statement is declared effective. Parent shall take any action required to be taken under any applicable foreign securities Laws or state securities or blue sky Laws in connection with the issuance of Parent Ordinary Shares in the Merger and the Company shall furnish all information concerning the Company and its stockholders as may reasonably be requested in connection with any such action. No amendment or supplement to the Proxy Statement shall be made by the Company or Parent without the approval of the other party, which shall not be unreasonably withheld or delayed. Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, the Company or Parent discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Registration Statement or Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law or regulation, disseminated to the stockholders of the Company.

                (c) As soon as practicable after the date of this Agreement and if and to the extent required under the Laws of the Netherlands, Parent shall file with the AEX a prospectus with respect to the listing of Parent Ordinary Shares with the AEX (this prospectus and such documents included therein, together with any supplements or amendments thereto, the "AEX Documents"). Parent and the Company each agrees promptly to correct any information provided by it for use in the AEX Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent agrees to take all steps necessary to cause the AEX Documents as so corrected to be filed with the AEX and as so corrected to be publicly made available in the Netherlands, in each case, as and to the extent required by applicable Laws of the Netherlands. The Company and its counsel shall be given an opportunity to review and comment on the AEX Documents prior to their being filed with the AEX or being publicly made available in the Netherlands. Parent agrees to provide the Company and its counsel with any comments Parent or its counsel may receive from the AEX or its staff with respect to the AEX Documents promptly after the receipt of such comments and shall provide the Company and its counsel an opportunity to review and comment on the response of Parent to such comments.

        Section 6.05 No Solicitation.

                (a) The Company shall, and shall cause its Subsidiaries, officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents of the Company and its Subsidiaries to, immediately cease and cause to be terminated any solicitation, activity, discussions or negotiations with third parties with respect to any Takeover Proposal. From and after the date hereof, the Company shall not, nor shall it authorize or permit any of its Subsidiaries, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor, representative or agent of it or any of its Subsidiaries, to (i) directly or indirectly, solicit, facilitate, initiate or encourage, including by way of furnishing information, the making or submission of any Takeover Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any information with respect to, any Takeover Proposal or (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities or any other equity interest; provided that, prior to obtaining the Company Stockholder Approval, in response to an unsolicited Takeover Proposal that did not result from the breach of this Section 6.05 and following delivery to Parent of written notice of the Takeover Proposal in compliance with its obligations under Section 6.05(c), the Company may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement with customary terms) to any third party which makes a bona fide written unsolicited Takeover Proposal if and only to the extent that (a) a majority of the Company's Board of Directors determines in good faith (after consultation with its financial advisors) that such Takeover Proposal constitutes a Superior Proposal and (b) a majority of the Company's Board of Directors determines in good faith (after receiving the advice of outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section
6.05 by any of its, or any of its Subsidiaries', officers, employees, or directors or any advisor, representative, consultant or agent retained by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries, shall constitute a breach of this
Section 6.05 by the Company.

        For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any Person or group relating to (i) any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or any of its Subsidiaries or 15% or more of any class of equity securities or other equity interest of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities or other equity interest of the Company or any of its Subsidiaries, (iii) any merger, consolidation, business combination, sale of all of the assets, recapitalization, liquidation or a dissolution of, or similar transaction of the Company or any of its Subsidiaries other than the Merger or (iv) any sale, lease, exchange, transfer or other disposition of 15% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions (whether or not related); and "Superior Proposal" means a bona fide written Takeover Proposal to purchase all or substantially all of the outstanding equity securities of the Company (x) on terms which a majority of the Company's Board of Directors determines in good faith (after consultation with its financial advisors) to be superior to the Company and its stockholders (in their capacity as stockholders) (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the transactions contemplated hereby and any alternative proposed by Parent and (y) which is reasonably capable of being consummated.

                (b) Except as expressly permitted by this Section 6.05, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to obtaining Company Stockholder Approval, the Board of Directors of the Company receives a Superior Proposal, the Board of Directors of the Company may, if it determines in good faith, by resolution duly adopted after consultation with its outside counsel, that the failure to withdraw or modify the Recommendation would be inconsistent with its fiduciary duties under applicable Law, withdraw or modify the Recommendation, or take a position permitted by Rule 14e-2(a)(2) or
(3) under the Exchange Act in order to comply with Rule 14d-9 or Rule 14e-2 under the Exchange Act (provided that any such withdrawal or modification shall not change the approval of the Board of Directors of the Company for purposes of causing any Takeover Statute or other state Law or the Rights Agreement to be inapplicable to the transactions contemplated by this Agreement), but only at a time that is after the third Business Day following Parent's compliance with its obligations set forth in Section 6.05(c) with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected.

                (c) The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.05, as promptly as practicable but in any event within one Business Day after receipt thereof, the Company shall advise Parent in writing of any request for information or any Takeover Proposal, or any inquiry, discussions or negotiations with respect to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal, inquiry, discussions or negotiations and the Company shall, as promptly as practicable but in any event within one Business Day after receipt thereof, provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall inform Parent of any material changes of any such request, Takeover Proposal or inquiry. The Company agrees that it shall simultaneously provide to Parent any nonpublic information concerning the Company provided to any other Person or group in connection with any Takeover Proposal which was not previously provided to Parent.

        Section 6.06 Notification of Certain Matters. The Company shall give prompt notice to Parent, and the Parent Companies shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur could be likely to cause any representation or warranty contained in this Agreement to be untrue or any covenant, condition or agreement not to be complied with or satisfied at any time from the date of this Agreement to the Effective Time. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

        Section 6.07 Reasonable Best Efforts. Subject to the terms and conditions herein provided, the Company and each of the Parent Companies shall use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

        Section 6.08 Consents. The Company and each of the Parent Companies shall cooperate, and use its respective reasonable best efforts, in as timely a manner as is reasonably practicable, to make, or cause to be made, all filings and obtain, or cause to be obtained, all Permits, authorizations, consents and approvals of Governmental Authorities and other third parties necessary to consummate the transactions contemplated by this Agreement, including making a filing with the United States Committee on Foreign Investments pursuant to Exon-Florio. Each of the parties shall furnish, or cause to be furnished, to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and shall provide the other parties with copies of all filings made by such party with any Governmental Authority or other third party or any other information supplied by such party to a Governmental Authority or other third party in connection with this Agreement.

        Section 6.09 Antitrust Filings.

                (a) Without limiting the generality of Section 6.08, the Company and each of the Parent Companies shall (i) promptly take, or cause to be taken, all actions necessary to make the filings required of the Company or Parent or any of their respective Affiliates or Subsidiaries, under any Antitrust Law, including the HSR Act, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by the Company or Parent or any of their Affiliates or Subsidiaries, from any Governmental Authority (including the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act) and (iii) cooperate with each other in connection with any such filing and with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Authority (including the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general).

                (b) In furtherance and not in limitation of the covenants of the Company and Parent contained in Section 6.08 and Section 6.09(a), each of the Company and Parent shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall cooperate and use its commercially reasonable efforts vigorously to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger or any other transaction contemplated by this Agreement. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, in no event shall Parent be required to, or the Company be permitted to, agree to any divestiture of any businesses, assets or product lines of the Company, Parent, or any of their respective Subsidiaries in order to enable any approval under any Antitrust Law that is necessary to consummate the Merger or any other transaction contemplated by this Agreement, in accordance with their respective terms, to be received.

                (c) Each of the Company and Parent shall promptly inform the other of any material communication received by such party or any of its Affiliates from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. Each of the Company and Parent shall advise the other promptly of any understandings, undertakings or agreements which such party or any of its Affiliates or Subsidiaries proposes to make or enter into with the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement.

        Section 6.10 Indemnification; Directors' and Officers' Insurance.

                (a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director or officer of the Company and of each of its Subsidiaries and each such person who served at the request of the Company or any of its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement of any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or relating to any matters occurring on or before the Effective Time.

                (b) Following the Effective Time, Parent and HoldCo shall cause the Surviving Corporation to keep in effect in its Organizational Documents a provision for a period of not less than six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) which provides for indemnification of the Indemnified Parties to the fullest extent permitted by the DGCL. Parent and HoldCo shall also cause the Surviving Corporation to honor the indemnification agreements between the Company and its directors and officers as set forth in
Section 6.10 of the Company Disclosure Schedule.

                (c) Parent and HoldCo shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance ("D&O Insurance") maintained by the Company (provided that Parent and HoldCo may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties and provided there shall be no lapse of coverage) with respect to matters occurring on or prior to the Effective Time; provided, however, that Parent and HoldCo shall not be required to pay an annual premium for D&O Insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

        Section 6.11 Public Announcements. The Parent Companies and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of such release or statement, except as may be required by Law, court process or by obligations pursuant to any listing agreement with a national securities exchange or the rules and regulations of the Amsterdam Exchange N.V.

        Section 6.12 NASDAQ. Parent shall use its reasonable best efforts to cause the Parent Ordinary Shares to be issued in connection with the Merger to be listed on the NASDAQ, subject to official notice of issuance.

        Section 6.13 Rule 145/Pooling Affiliate Letters. Prior to mailing the Proxy Statement, the Company shall deliver to Parent, and Parent shall deliver to the Company, a list of names and addresses of those Persons who, in the opinion of the Company or Parent, as the case may be, may, at the time of the Company Stockholder Meeting, be deemed to be "affiliates" of the Company within the meaning of Rule 145 under the Securities Act and for the purposes of applicable interpretations regarding the pooling-of-interests business combination method ("Rule 145/Pooling Affiliates"). Each party shall exercise all reasonable best efforts to deliver or cause to be delivered to the other party, not later than 30 days prior to the Effective Time, from each of such Rule 145/Pooling Affiliates of such party identified in the foregoing list, an affiliate letter in the form attached hereto as Exhibit B or C, respectively.

        Section 6.14 Employee Benefits.

                (a) Parent and HoldCo shall cause the Surviving Corporation and its successors to continue to maintain, for a period of no less than one year following the Effective Time for all employees of the Company and its Subsidiaries and their eligible dependents, employee benefits which, in the aggregate, are no less favorable to such employees and their eligible dependents than those presently in effect. Nothing contained herein shall prohibit Parent, HoldCo or the Surviving Corporation or its Subsidiaries from amending or terminating any Company Employee Benefit Plan in accordance with applicable Law.

                (b) Except to the extent necessary to avoid duplication of benefits, Parent and HoldCo shall, or shall cause the Surviving Corporation to, give employees of the Company full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any Subsidiary of Parent in which such employees are eligible to participate for such employees' service with the Company to the same extent recognized by the Company immediately prior to the Effective Time. Parent and HoldCo shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for such employees immediately prior to the Effective Time and (ii) provide each such employee with credit for any co-payment offsets, out-of-pocket deductibles and similar expenses paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket and similar expense requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

                (c) Parent and HoldCo agree that the Company shall honor, in accordance with their respective terms and, on and after the Effective Time, Parent and HoldCo shall cause the Surviving Corporation to honor, all written employment, severance and similar agreements to which the Company is a party as of the Effective Time, except to the extent that any such agreement was established, entered into or amended in contravention of Section 6.01.

        Section 6.15 Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other antitakeover Law shall become applicable to the transactions contemplated hereby, including any provision of the DGCL, or any antitakeover provision contained in the Organizational Documents of the Company or any of its Subsidiaries, each of the Parent Companies and the Company, and the Supervisory Board and the Board of Management of Parent and the Boards of Directors of the Company, HoldCo and Merger Sub shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Law on the transactions contemplated hereby.

        Section 6.16 Pooling-of-Interests; Tax Treatment.

                (a) Each of the Parent Companies and the Company agrees that it shall not take any action, or fail to take any action, which action or failure to act could be reasonably likely to cause the Merger to fail to qualify (i) as a "reorganization" within the meaning of Section 368(a) of the Code or (ii) for pooling-of-interest business combination accounting treatment under Accounting Principles Board Opinion No. 16.

                (b) The Company shall use its reasonable best efforts to obtain the tax opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, referred to in Section 7.02(d) and (ii) the letter from Deloitte & Touche LLP, its independent accountants, referred to in Section 7.03(e)(ii).

                (c) Parent shall use its reasonable best efforts to obtain (i) the tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, referred to in Section 7.03(f) ; and (ii) the letter from Deloitte & Touche LLP, its independent accountants, referred to in Section 7.03(e)(i).

                (d) The Company, Parent, HoldCo and Merger Sub each agree that if the conditions to Closing set forth in Sections 7.02(d) and 7.03(f) shall not be satisfied because either Wilson Sonsini Goodrich & Rosati, Professional Corporation, or Skadden, Arps, Slate, Meagher &

Flom LLP, as applicable, is unable to opine that the Merger shall be treated for Federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code as it is currently structured, the parties will use reasonable best efforts to amend this Agreement to restructure the proposed Merger as the merger of a direct, wholly owned subsidiary of Parent with and into the Company in a transaction treated for Federal income Tax purposes as a reorganization within the meaning of Section 368(a)(1)(a) of the Code.

                (e) The parties agree that no amount paid or payable with respect to any statutory appraisal rights will be paid or reimbursed by any of the Parent Companies.

        Section 6.17 Letters of Accountants. Parent and the Company shall use their respective reasonable efforts to cause to be delivered to Parent letters of Deloitte & Touche LLP, in its capacity as the Company's independent accountants and Deloitte & Touche LLP, in its capacity as the Parent's independent accountants, respectively, dated the date on which the Registration Statement becomes effective and as of the date of the Company Stockholder Meeting (and satisfactory in form and substance to Parent), that are customary in form, scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement and the Registration Statement.

        Section 6.18 Series 1 Preferred Stock. As promptly as practicable after the consummation of the Merger, the Surviving Corporation shall notify the holders of outstanding shares of the Company Series 1 Preferred Stock that pursuant to the terms of the Certificate of Designations of the Company Series 1 Preferred Stock (the "Certificate of Designations") (i) the consummation of the Merger was deemed to be a liquidation of the Company and (ii) that each share of Company Series 1 Preferred Stock outstanding immediately prior to the Merger was automatically and without further action canceled, retired and ceased to exist as of the Effective Time and thereafter represented only the right to receive from Parent, upon surrender by the holder thereof to the Surviving Corporation of the certificate representing such share, the number of Parent Ordinary Shares that such holder would have been entitled to receive if such holder had converted the shares represented by the surrendered certificates into shares of Company Common Stock pursuant to the terms of the Certificate of Designations and thereafter such shares had been converted in the Merger as set forth in
Section 3.01(c). Upon the surrender of any certificate representing shares of Company Series 1 Preferred Stock, Parent shall promptly deliver to the holder of such shares of Company Series 1 Preferred Stock the number of Parent Ordinary Shares that such holder would have been entitled to receive if such holder had converted the shares represented by the surrendered certificates into shares of Company Common Stock pursuant to the terms of the Certificate of Designations and thereafter such shares had been converted in the Merger as set forth in
Section 3.01(c)

        Section 6.19 Employment Agreements. The Company agrees to cooperate with Parent in its efforts to negotiate employment or other agreements with key employees identified by Parent between the date hereof and the Effective Time.

        Section 6.20 U.S. Operations. Parent acknowledges and agrees that it intends to maintain a substantial presence in the United States to support research, development, production and customer requirements for the Company's lithography division.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

        Section 7.01 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of the Company and the Parent Companies to consummate the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions (any of which may be waived, to the extent permitted by Law, in writing, in whole or in part, by the Company or the Parent Companies):

                (a) The Company Stockholder Approval shall have been obtained in accordance with applicable Laws and the Organizational Documents of the Company;

                (b) There shall not be pending any action, suit or proceeding brought by any Governmental Authority which challenges or seeks to enjoin the Merger or the other transactions contemplated hereby. No court or other Governmental Authority having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal;

                (c) Any applicable waiting period under the HSR Act and other applicable Antitrust Laws, if any, shall have expired or been terminated and all consents, approvals, orders or authorizations under Antitrust Laws, if any, shall have been obtained;

                (d) The Registration Statement shall have become effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order; and

                (e) The Parent Ordinary Shares issuable to the Company's stockholders as contemplated by this Agreement shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

        Section 7.02 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following additional conditions (any of which may be waived, to the extent permitted by Law, in writing, in whole or in part, by the Company):

                (a) The representations and warranties of the Parent Companies contained herein shall be true and correct in all respects (but without regard to any materiality qualifications or references to Parent Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and
(iii) where any such failure of the representations and warranties to be true and correct in the aggregate could not reasonably be expected to have a Parent Material Adverse Effect;

                (b) The Parent Companies shall have performed in all material respects all obligations and shall have complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time;

                (c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or Chief Financial Officer, certifying as to the fulfillment of the conditions set forth in subsections (a) and (b) of this Section 7.02; and

                (d) The Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, in form and substance reasonably satisfactory to the Company, on the basis of customary facts, representations and assumptions set forth in such opinion, to the effect that the Merger shall be treated for Federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, HoldCo and the Company will each be a party to the reorganization within the meaning of Section 368(a) of the Code and Parent will be treated as a corporation under Section 367(a) of the Code. In rendering such opinion, Wilson Sonsini Goodrich & Rosati, Professional Corporation, may require and rely upon representations and covenants substantially in the form of those contained in Parent's and the Company's officer's certificates attached hereto as Exhibits D and E, respectively.

        Section 7.03 Conditions to Obligation of the Parent Companies to Effect the Merger. The obligation of the Parent Companies to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following additional conditions (any of which may be waived, to the extent permitted by Law, in writing, in whole or in part, by the Company):

                (a) The representations and warranties of the Company contained herein shall be true and correct in all respects (but without regard to any materiality qualifications or references to Company Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and
(iii) where any such failure of the representations and warranties to be true and correct in the aggregate could not reasonably be expected to have a Company Material Adverse Effect;

                (b) The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

                (c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or Chief Financial Officer, certifying as to the fulfillment of the conditions set forth in clauses (a) and (b) of this Section 7.03;

                (d) The letters from Rule 145/Pooling Affiliates required by
Section 6.13 to be delivered by the Company's affiliates, shall have been delivered;

                (e) Parent shall have received a letter from (i) Deloitte & Touche LLP, its independent accountants, stating that it is appropriate for Parent to apply pooling-of-interest business combination accounting to the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with the terms of this Agreement, and (ii) Deloitte & Touche LLP, the Company's independent accountants, stating that it is appropriate for the Company to apply pooling-of-interest business combination accounting to the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with its terms; and

                (f) Parent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, on the basis of customary facts, representations and assumptions set forth in such opinion, to the effect that the Merger shall be treated for Federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, HoldCo and the Company will each be a party to the reorganization within the meaning of Section 368(a) of the Code and Parent will be treated as a corporation under Section 367(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may require and rely upon representations and covenants substantially in the form of those contained in Parent's and the Company's officer's certificates attached hereto as Exhibits D and E, respectively.

                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

        Section 8.01 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

                (a) by the mutual written consent of the Company and Parent;

                (b) by either the Company or Parent, if (i) the Effective Time shall not have occurred on or before June 30, 2001 and (ii) the party seeking to terminate this Agreement pursuant to this clause 8.01(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have contributed to the failure to consummate the Merger on or before such date;

                (c) by either the Company or Parent, if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii)(a) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and nonappealable and (b) the party seeking to terminate this Agreement pursuant to this clause 8.01(c)(ii) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction;

                (d) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment, postponement or continuation thereof;

                (e) by Parent, if a Triggering Event shall have occurred; or

                (f) by either the Company or Parent, if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which, if not cured, would cause the conditions set forth in Section 7.02(a) or 7.03(a), as the case may be, not to be satisfied, and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach.

        For purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall have recommended to the stockholders of the Company any Takeover Proposal other than the transactions contemplated by this Agreement; (ii) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its Recommendation; (iii) the Company shall have failed to include the Recommendation in the Proxy Statement or Registration Statement; or (iv) a tender or exchange offer relating to 15% or more of the Shares shall have been commenced by a Person unaffiliated with Parent, and Company shall not have sent to its securityholders pursuant to Rule 14e2 promulgated under the Exchange Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement recommending rejection of such tender or exchange offer.

        Section 8.02 Effect of Termination. In the event of termination of this Agreement by Parent or the Company, as provided in Section 8.01, this Agreement shall forthwith terminate and there shall be no liability hereunder on the part of the Company or the Parent Companies or their respective officers or directors (except as set forth in Section 6.03, this Section 8.02, Section 8.03 and
Article IX, which shall survive the termination); provided, however, that nothing contained in this Section 8.02 or in Section 8.03 shall relieve any party from any liability for any willful breach of this Agreement.

        Section 8.03 Payment of Certain Fees.

                (a) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by Parent in accordance with Section 8.01(e), then the Company shall pay to Parent a termination fee in an amount equal to $47,000,000 million (the "Termination Fee").

                (b) If this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b) or 8.01(d) and within twelve (12) months of the date of such termination a Third-Party Acquisition Event occurs, then the Company shall pay to Parent the Termination Fee.

        "Third-Party Acquisition Event" shall mean (i) the consummation of a Takeover Proposal or that had been publicly announced prior to the termination of this Agreement, or (ii) the entering into by the Company or any of its Subsidiaries of a definitive agreement with respect to any such transaction; provided, however, that for purposes of this Section
8.03 only, the percentage thresholds in the definition of "Takeover Proposal" set forth in Section 6.05 of this Agreement shall be changed from 15% to 40% (after giving effect to all outstanding securities convertible into shares of Company Common Stock) in each place such threshold appears.

                (c) Any payment of the Termination Fee pursuant to (i) Section 8.03(a) shall be made within one Business Day after termination of this Agreement (or as otherwise expressly set forth in this Agreement) by wire transfer of immediately available funds and (ii) Section 8.03(b) shall be made by wire transfer of immediately available funds upon the earlier of (a) the consummation of a Takeover Proposal or any transaction that, if it had been proposed prior to the termination of this Agreement would have constituted a Takeover Proposal and (b) the entering into by the Company or any of its Subsidiaries of a definitive agreement with respect to any such transaction. If the Company fails to pay to Parent any fee due hereunder (including the Termination Fee), the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and expense at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid to the date it is paid.

                                   ARTICLE IX

                                  MISCELLANEOUS

        Section 9.01 Representations and Warranties. The respective representations and warranties of the Company and the Parent Companies contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by the other party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the consummation of the Merger and from and after the Effective Time neither the Surviving Corporation nor Parent or HoldCo shall be under any liability whatsoever with respect to any such representation or warranty. This Section 9.01 shall have no effect upon any other obligation of the parties, whether to be performed before or after the Effective Time.

        Section 9.02 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken by or on behalf of the respective Boards of Directors, or Board of Managers, as the case may be, of the Company, Parent, HoldCo and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (c) waive compliance with any of the agreements or conditions contained herein. Notwithstanding the foregoing, no failure or delay by the Company or the Parent Companies in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        Section 9.03 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by a same-day or overnight commercial delivery service, or sent via facsimile (receipt confirmed) as follows:

                (a)     if to the Company, to it at:

                        Silicon Valley Group, Inc.
                        101 Metro Drive, Suite 400
                        San Jose, CA  95110
                        Facsimile:  (408) 888-1403
                                    (408) 221-2155
                        Attention:  Papken Der Torossian
                                    Russell Weinstock
                with a copy (which shall not constitute notice) to:

                        Wilson Sonsini Goodrich & Rosati
                        650 Page Mill Road
                        Palo Alto, CA  94304
                        Facsimile:  (650) 493-6811
                        Attention:  Larry W. Sonsini, Esq.
                                    Aaron J. Alter, Esq.

                (b)     if to the Parent Company, to it at:

                        ASM Lithography Holding N.V.
                        5503 LA Veldhoven
                        Veldhoven, the Netherlands
                        Facsimile:  011 31 40 230 3938
                                    011 31 40 268 4888
                        Attention:  Peter Wennink
                                    Robert Roelofs

        in each case, with a copy (which shall not constitute notice) to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        One Rodney Square
                        Wilmington, Delaware 19801
                        Facsimile:  (302) 651-3001
                        Attention:  Robert B. Pincus, Esq.

        or to such other Person or address facsimile number as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery.

        Section 9.04 Entire Agreement. This Agreement, the Confidentiality Agreements and any other document delivered pursuant to the terms thereof constitute the entire understanding of the parties with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

        Section 9.05 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether by operation of Law or otherwise) by any of the parties. Except as provided in Section 6.10, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        Section 9.06 Amendment and Modification. This Agreement may be amended, modified and supplemented in writing by the parties in any and all respects before the Effective Time (notwithstanding the Company Stockholder Approval), by action taken by the Board of Managers of Parent or the Boards of Directors of the Company, HoldCo and Merger Sub or by the respective officers authorized by such Board of Managers or Boards of Directors or otherwise, as the case may be; provided, however, that after the Company Stockholder Approval, no amendment shall be made which by Law requires further approval by the stockholders of the Company without such further approval.

        Section 9.07 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 9.08 Enforcement. The parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by Law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

        Section 9.09 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, Parent and the Company shall each pay 50% of all
(i) filing fees of the SEC and all costs and expenses (other than legal and accounting costs and expenses) relating to the printing and mailing of the Proxy Statement and the Registration Statement, and (ii) the filing fees under any applicable Antitrust Law. The Company shall pay any real property transfer or similar Taxes imposed upon the stockholders of the Company in connection with this Agreement and the transactions contemplated hereby.

        Section 9.10 Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

        Section 9.11 Applicable Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflict of Laws rules thereof.

        Section 9.12 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, such term, provision, covenant or restriction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability and the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        Section 9.13 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 9.14 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of the parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any person. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguity in this Agreement against the party that drafted it has no application and is expressly waived by each party.

        Section 9.15 Forum Selection; Consent to Jurisdiction. All disputes arising out of or in connection with this Agreement shall be solely and exclusively resolved by a court of competent jurisdiction in the State of Delaware. The parties hereby consent to the jurisdiction of the courts of the State of Delaware and the United States District Court of the District of Delaware and waive any objections or rights as to forum nonconveniens, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.


                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, each of Parent and the Company has caused this Agreement and Plan of Merger to be executed and delivered by its officers thereunto duly authorized, all as of the date first above written.

                                       ASM LITHOGRAPHY HOLDING N.V.



                                       By:        /s/ DOUG J. DUNN
                                          --------------------------------------
                                          Name:   Doug J. Dunn
                                          Title:  Chief Executive Officer

                                       SILICON VALLEY GROUP, INC.



                                       By:        /s/ PAPKEN S. DER TOROSSIAN
                                          --------------------------------------
                                          Name:   Papken S. Der Torossian
                                          Title:  Chairman and Chief Executive
                                                  Officer

                                       ALMA HOLDING, INC.



                                       By:        /s/ PETER WENNICK
                                          --------------------------------------
                                          Name:   Peter Wennick
                                          Title:  Executive Vice President and
                                                  Chief Financial Officer

                                       ALMA (MERGER), INC.



                                       By:        /s/ ROBERT ROELOFS
                                          --------------------------------------
                                          Name:   Robert Roelofs
                                          Title:  General Counsel